Consent of Independent Registered Public Accounting Firm




We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 20, 2005, relating to the financial statements and financial highlights as of March 31, 2005 and for the year then ended which appears in the March 31, 2005 Annual Report to Shareholders of Tweedy, Browne Fund Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Custodian, Counsel and Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.





PricewaterhouseCoopers LLP
Boston, Massachusetts
July 25, 2005